Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-61679, 333-70025, 333-94343, 333-35622, 333-65772, 333-67542, 333-96909 and 333-115886) and S-8 (Nos. 333-30913, 333-67677, 333-16967, 333-47747, 333-30812, 333-37722, 333-76004, 333-117012 and 333-117013) of Greater Bay Bancorp of our report dated March 22, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 22, 2006